News Release

Release Date:   Monday, April 28, 2008

Release Time:   Immediate

Contact:        Eric E. Stickels, Executive Vice President & CFO

Phone:          (315) 366-3702

--------------------------------------------------------------------------------

Oneida Financial Corp. Reports 2008 First Quarter Operating Results (unaudited)

         Oneida, NY, April 28, 2008 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced first quarter operating results. Net income for the three months ending March 31, 2008 was $429,000, or $0.06 diluted earnings per share compared to $748,000, or $0.10 diluted earnings per share, for the three months ended March 31, 2007. The decrease in net income is primarily the result of a non-cash charge to earnings reflecting a decrease in market value of certain investment securities. Net income from operations for the first quarter, as referenced in the table below, was $870,000 or $0.11 per diluted share. This compares to net income from operations for the 2007 first quarter of $748,000, or $0.10 per diluted share. The increase in net income from operations was primarily due to an increase in net interest income, an increase in non-interest income and a decrease in the provision for income taxes, partially offset by an increase in non-interest expense. The acquisition of The National Bank of Vernon and the opening of a banking, insurance and retail center in the Griffiss Business and Technology Park in Rome, New York both completed in the second quarter of 2007 contributed to the increase in non-interest expense.

Reported Results (including non-cash gains and losses recognized under FAS 159)
     (All amounts in thousands except net income per diluted share)

                                        First Quarter      First Quarter
                                            2008                2007
                                          ------------------------------
       Net interest income                $   3,723         $   3,088
       Provision for loan losses                 --                --
       Non-interest income                    4,017             4,248
       Non-interest expense                   7,156             6,331
       Net income                         $     429         $     748
       Net income per
           diluted share                  $    0.06         $    0.10

Operating Results / Non-GAAP (excluding non-cash gains and losses recognized under FAS 159)
         (All amounts in thousands except net income per diluted share)

                                        First Quarter     First Quarter
                                             2008              2007
                                         ------------------------------
       Net interest income               $   3,723         $   3,088
       Provision for loan losses                --                --
       Non-interest income                   4,621             4,248
       Non-interest expense                  7,156             6,331
       Net income from operations        $     870         $     748
       Net income per
            diluted share                $    0.11         $    0.10

         The table above summarizes the Company's operating results excluding the non-cash charge to earnings recognized in connection with the adoption of FAS 159 (The Fair Value Option of Financial Assets and Financial Liabilities). This new accounting pronouncement is effective as of January 1, 2008 and requires that the change in fair value of certain financial instruments be reflected through the income statement. Oneida Financial Corp. has adopted this accounting treatment for the preferred and common equity securities it holds in the investment portfolio of the Bank. During the first quarter of 2008 the change in fair value of these securities as determined by market trading prices ranged from an unrealized gain of $164,000 to an unrealized loss of $604,000 which was recognized at March 31, 2008. The non-cash charge of $604,000, net of taxes of $163,000 related to the change in fair value of these investment securities represents the difference between reported results and operating results, as presented in the above tables. The Company intends to hold these securities due to the dividend and other features of the securities and therefore does not expect to realize the loss recorded. Future earnings may reflect an increase in value as market conditions improve. The Company believes these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the Company believes the exclusion of these items enables management to perform a more effective evaluation and comparison of the Company's results and assess performance in relation to the Company's ongoing operations.

         Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "While our net income decreased during the comparative and linked quarter periods, net income from operating activities increased 16% from $748,000 to $870,000 which continues to reflect the growth of our franchise and successful execution of our business plan. The expansion of our banking activities combined with the diversification of our asset mix, income sources and product offerings will continue to differentiate Oneida Financial Corp. and allow the Company to deliver consistent financial results during uncertain economic times." Kallet continued, "Our insurance and financial services subsidiaries, Bailey Haskell & LaLonde, and Benefit Consulting Group, Inc. reported a record level of revenue, and our Company demonstrated an ability to increase our net interest margin despite the challenging interest rate environment that has negatively impacted many of our peers during the past two years. During the first quarter of 2008 we created a new subsidiary, Workplace Health Solutions, Inc. designed to develop a series of proactive medical services to help mitigate and prevent work related injuries. Workplace Health Solutions is designed to compliment our other subsidiaries with an overall philosophy of innovative risk management services." Kallet concluded, "Oneida Financial Corp. continues to focus on growing our franchise and enhancing shareholder value."

         Total assets increased $87.6 million or 19.3%, to $542.7 million at March 31, 2008 from $455.0 million at March 31, 2007. The increase in the Company's assets is primarily due to the acquisition of The National Bank of Vernon resulting in an increase in loans receivable and an increase in investment and mortgage-backed securities. Loans receivable increased $36.9 million to $281.0 million at March 31, 2008 as compared with March 31, 2007, reflecting loan origination activities of Oneida Savings Bank and loans acquired from Vernon Bank of $26.0 million. The increase in loans receivable was partially offset by the sale of $18.3 million in fixed rate one-to-four family residential real estate loans during the trailing twelve month period. The Company does not originate and has no direct exposure to sub-prime, Alt-A, negative amortizing or other higher risk residential mortgages. Investment securities increased $17.0 million to $95.1 million at March 31, 2008 as compared with $78.1 million at March 31, 2007. Mortgage-backed securities increased $37.4 million to $65.2 million at March 31, 2008 as compared with $27.8 million at March 31, 2007. The increase in total assets was supported by an increase of $102.4 million in total deposits to $422.2 million at March 31, 2008. Contributing to the increase was $54.6 million in deposits acquired from Vernon Bank. The increase in total deposits also enabled the Bank to reduce borrowings outstanding by $15.4 million to $56.4 million at March 31, 2008 compared with March 31, 2007. The acquisition of The National Bank of Vernon resulted in an increase in goodwill and other intangible assets of $5.9 million. Premises and equipment also increased $3.5 million from March 31, 2007 to March 31, 2008 partially the result of the addition of three Vernon Bank offices.

         Net interest income increased for the first quarter of 2008 to $3.7 million compared with $3.1 million for the first quarter of 2007. The increase in net interest income primarily is due to an increase in the net interest margin earned which was 3.38% for the three months ending March 31, 2008 as compared with 3.34% for the same period in 2007.

         Interest income was $6.7 million for the first quarter of 2008; an increase of 17.7% as compared with interest income of $5.7 million during the same period in 2007. This increase in interest income during the three months ended March 31, 2008 resulted primarily from an increase in the average balances of interest-earning assets during the current period of $70.9 million. This increase was partially offset by a decrease in the yield of 8 basis points on interest earning assets, reflecting the decrease in short-term market interest rates during the current quarter.

         Total interest expense increased to $3.0 million for the three months ended March 31, 2008. This is compared with interest expense of $2.6 million during the same 2007 period. The increase for the three months ended March 31, 2008 was due to an increase in the average balances of interest-bearing liabilities during the current period of $69.7 million. Average borrowed funds outstanding were $56.8 million for the three months ending March 31, 2008, compared with $66.8 million in average borrowings outstanding during the first quarter of 2007. Interest expense on deposits increased 29.8% during the first quarter of 2008 to $2.3 million as compared with the same period of 2007. Average interest-bearing deposits were $341.4 million for the three months ending March 31, 2008, compared with $261.7 million during the first quarter of 2007. The cost of interest-bearing liabilities decreased 21 basis points during the first quarter of 2008 as compared with the same period in 2007.

         Non-interest income was $4.0 million during the first quarter of 2008 compared with $4.2 million for the same 2007 period. The decrease in non-interest income was the result of the fair value adjustment for certain investment securities which resulted in a charge against earnings of $604,000 during the first quarter of 2008 as previously described. This earnings charge was partially offset by increases in all other sources of non-interest income from operating activities. Commissions and fees on the sale of non-banking products through the Company's subsidiaries for the three months ended March 31, 2008 increased 5.7% as compared with the same period during 2007. Non-interest income was further supported by an increased level of service charges on deposit accounts, increasing $111,000 or 21.0% for the three months ended March 31, 2008 compared with 2007. Other non-interest income from operations also increased $79,000 or 19.5% during the current quarter.

         Non-interest expense was $7.2 million for the three months ended March 31, 2008 compared with $6.3 million for the three months ended March 31, 2007. The increase in non-interest expense is primarily the result of an increase in equipment and other operating expenses associated with the expansion of our banking franchise resulting from the acquisition of the National Bank of Vernon and the completion of our banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York. In addition, an increase in operating expenses associated with our insurance agency and consulting subsidiaries associated with revenue increases contributed to the increase in non-interest expense. There was no provision for loan losses made during first quarter of 2008 and no provisions made during the 2007 period. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The continued low level of net loan charge-offs and non-performing assets supports the lack of provision for loan losses during the first quarter of 2008. The ratio of the loan loss allowance to loans receivable is 0.89% at March 31, 2008 compared with a ratio of 0.85% at March 31, 2007. The level of the allowance as a percentage of loans reflects improvement in various credit factors, including the current level in non-performing assets.

         Stockholders' equity was $58.8 million, or 10.8% of assets at March 31, 2008 compared with $58.4 million, or 12.8% of assets, at March 31, 2007. The increase in stockholders' equity was primarily a result of the contribution of net earnings for the trailing twelve month period. Partially offsetting the increase in stockholders' equity were valuation adjustments made for the Company's available for sale investment and mortgage-backed securities as well as the adoption of FAS 159 on January 1, 2008. In addition, stockholders' equity was reduced through the payment of cash dividends in February 2008.


         This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

         All financial information provided at and for the quarter ended March 31, 2008 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.


                                                 At            At             At             At             At
Selected Financial Data                       Mar 31,        Dec 31,        Sep 30,        Jun 30,        Mar 31,
(in thousands except per share data)           2008           2007           2007           2007           2007
------------------------------------       -----------------------------------------------------------------------
                                           (unaudited)     (audited)     (unaudited)    (unaudited)    (unaudited)
Total assets                                 $542,655       $522,315       $513,562       $504,099       $455,024
Loans receivable, net                         280,969        284,418        280,293        275,670        244,101
Mortgage-backed securities                     65,219         46,583         33,646         32,678         27,815
Investment securities                          95,070         96,111         94,831         91,589         78,055
Goodwill and other intangibles                 25,430         25,433         25,529         25,826         19,914
Interest bearing deposits                     358,232        334,444        327,957        314,838        267,307
Non-interest bearing deposits                  63,940         65,685         65,005         68,495         52,487
Borrowings                                     56,400         56,400         56,400         56,400         71,830
Shareholders' equity                           58,775         59,340         58,633         58,093         58,422

Book value per share
   (end of period)                              $7.61          $7.68          $7.63          $7.56          $7.60
Tangible value per share
   (end of period)                              $4.32          $4.39          $4.31          $4.20          $5.01

Selected Financial Ratios
Non-Performing Assets to
    Total Assets (end of period)                0.09%          0.07%          0.05%          0.03%          0.01%
Allowance for Loan Losses to
    Loans Receivable, net                       0.89%          0.88%          0.91%          0.95%          0.85%
Average Equity to Average Assets               11.22%         11.83%         11.41%         11.72%         13.18%


                                           Quarter Ended                %
Selected Operating Data                Mar 31,        Mar 31,        Change
(in thousands except per share data)     2008          2007        `08 vs `07
--------------------------------------------------------------------------------
                                     (unaudited)    (unaudited)    (unaudited)
Interest income:
   Interest and fees on loans         $    4,704    $    4,218        11.5%
   Interest and dividends
      on investments                       1,956         1,332        46.8%
   Interest on fed funds                      65           166       (60.8%)
                                      ----------    ----------
      Total interest income                6,725         5,716        17.7%
Interest expense:
   Interest on deposits                    2,334         1,798        29.8%
   Interest on borrowings                    668           830       (19.5%)
                                      ----------    ----------
      Total interest expense               3,002         2,628        14.2%
                                      ----------    ----------
Net interest income                        3,723         3,088        20.6%
   Provision for loan losses                  --            --         N/M
                                      ----------    ----------
Net interest income after
     provision for loan losses             3,723         3,088        20.6%
                                      ----------    ----------
Non-interest income:
   Net investment (losses) gains            (608)            1         N/M
   Service charges on deposit accts          640           529        21.0%
   Commissions and fees on sales
          of non-banking products          3,500         3,312         5.7%
   Other revenue from operations             485           406        19.5%
                                      ----------    ----------
      Total non-interest income            4,017         4,248        (5.4%)
Non-interest expense
   Salaries and employee benefits          4,580         4,117        11.2%
   Equipment and net occupancy             1,214         1,001        21.3%
   Intangible amortization                   141            88        60.2%
   Other costs of operations               1,221         1,125         8.5%
                                      ----------    ----------
      Total non-interest expense           7,156         6,331        13.0%
                                      ----------    ----------
Income before income taxes                   584         1,005       (41.9%)
Income tax provision                         155           257       (39.7%)
                                      ----------    ----------
Net income                            $      429    $      748       (42.6%)
                                      ==========    ==========

Net income per common
   share ( EPS - Basic )              $     0.06    $     0.10       (40.0%)
                                      ==========    ==========
Net income per common
   share ( EPS - Diluted)             $     0.06    $     0.10       (40.0%)
                                      ==========    ==========
Cash Dividends Paid                   $     0.24    $     0.24
                                      ==========    ==========
Return on Average Assets                    0.32%         0.68%
Return on Average Equity                    2.90%         5.13%
Return on Average Tangible Equity           5.07%         7.77%
Net Interest Margin                         3.38%         3.34%


                                          First          Fourth        Third        Second         First
Selected Operating Data                  Quarter        Quarter       Quarter       Quarter       Quarter
(in thousands except per share data)      2008            2007          2007          2007          2007
------------------------------------   --------------------------------------------------------------------
                                       (unaudited)     (unaudited)   (unaudited)  (unaudited)    (unaudited)
Interest income:
   Interest and fees on loans           $    4,704     $    4,882    $    4,816    $    4,636    $    4,218
   Interest and dividends
      on investments                         1,956          1,786         1,627         1,547         1,332
   Interest on fed funds                        65            190           216           257           166
                                        ----------     ----------    ----------    ----------    ----------
      Total interest income                  6,725          6,858         6,659         6,440         5,716
Interest expense:

   Interest on deposits                      2,334          2,557         2,415         2,267         1,798
   Interest on borrowings                      668            721           702           738           830
                                        ----------     ----------    ----------    ----------    ----------
      Total interest expense                 3,002          3,278         3,117         3,005         2,628
                                        ----------     ----------    ----------    ----------    ----------
Net interest income                          3,723          3,580         3,542         3,435         3,088
   Provision for loan losses                    --             --            --            --            --
                                        ----------     ----------    ----------    ----------    ----------
Net interest income after
     provision for loan losses               3,723          3,580         3,542         3,435         3,088
                                        ----------     ----------    ----------    ----------    ----------
Non-interest income:
   Net investment (losses) gains              (608)           352            --            --             1
   Service charges on deposit accts            640            722           644           651           529
   Commissions and fees on sales
         of non-banking products             3,500          3,337         3,486         3,386         3,312
   Other revenue from operations               485            445           428           492           406
                                        ----------     ----------    ----------    ----------    ----------
     Total non-interest income               4,017          4,856         4,558         4,529         4,248
Non-interest expense:

   Salaries and employee benefits            4,580          4,313         4,222         4,332         4,117

   Equipment and net occupancy               1,214          1,202         1,103         1,121         1,001

   Intangible amortization                     141            154           153           153            88

   Other costs of operations                 1,221          1,271         1,317         1,292         1,125
                                        ----------     ----------    ----------    ----------    ----------

      Total non-interest expense             7,156          6,940         6,795         6,898         6,331
                                        ----------     ----------    ----------    ----------    ----------

Income before income taxes                     584          1,496         1,305         1,066         1,005

Income tax provision                           155            424           374           312           257
                                        ----------     ----------    ----------    ----------    ----------
Net income                              $      429     $    1,072    $      931    $      754    $      748
                                        ==========     ==========    ==========    ==========    ==========

Net income per common
   share ( EPS - Basic )                $     0.06     $     0.14    $     0.12    $     0.10    $     0.10
                                        ==========     ==========    ==========    ==========    ==========
Net income per common
   share ( EPS - Diluted )              $     0.06     $     0.14    $     0.12    $     0.10    $     0.10
                                        ==========     ==========    ==========    ==========    ==========

Cash Dividends Paid                     $     0.24     $       --    $     0.24    $       --    $     0.24
                                        ==========     ==========    ==========    ==========    ==========

Return on Average Assets                      0.32%          0.82%         0.73%         0.60%         0.68%
Return on Average Equity                      2.90%          7.28%         6.42%         5.15%         5.13%
Return on Average Tangible Equity             5.07%         12.82%        11.46%         7.67%         7.77%
Net Interest Margin                           3.38%          3.30%         3.37%         3.37%         3.34%
